Exhibit 4.10

LOAN AGREEMENT

Made and executed on December 31, 2025

BY AND BETWEEN:

InterCure Ltd., Company No. 512051699

(the “Company”)

AND:

Mr. Alexander Rabinovitch, ID No. [number]

(the “Lender”)

WHEREAS,	the Lender has agreed to extend to the Company a bridge loan for the purpose of financing the Company’s operations and working capital;

WHEREAS,	the Company desires to borrow from the Lender, and the Lender desires to lend to the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS,	the Company’s entry into this Agreement constitutes a “qualifying transaction” with an interested party, as such term is defined in the Companies Regulations (Reliefs for Transactions with Interested Parties), 2000, and is being entered into pursuant to the resolution of the Company’s Board of Directors dated December 31, 2025;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, declare and stipulate as follows:

1.	PREAMBLE

The preamble to this Agreement, including the recitals set forth above, constitutes an integral part hereof and shall be binding upon the parties as if fully set forth in the body of this Agreement.

2.	LOAN AMOUNT

Subject to and in accordance with the terms and conditions of this Agreement, the Lender hereby agrees to extend to the Company, and the Company hereby agrees to accept from the Lender, a loan in the aggregate principal amount of NIS 11,000,000 (New Israeli Shekels eleven million) (the “Loan” or the “Principal”).

3.	DISBURSEMENT OF THE LOAN

The Loan shall be disbursed and made available to the Company by wire transfer of immediately available funds to such bank account as the Company shall designate in writing to the Lender, on such date or dates as shall be mutually agreed upon by the parties in writing.

4.	LOAN TERM

Unless earlier repaid, prepaid or otherwise satisfied in accordance with the terms hereof, the term of the Loan shall be twelve (12) months, commencing on the date on which the full amount of the Loan has been disbursed and made available to the Company (the “Loan Term”).

5.	INTEREST

The outstanding principal amount of the Loan shall bear interest, from and including the date of each disbursement until the date of repayment in full, at a rate per annum equal to the rate prescribed for purposes of Section 3(j) of the Income Tax Ordinance [New Version], 5721-1961, as such rate may be updated and published from time to time in accordance with applicable law (the “Interest”). Interest shall accrue on the basis of a 365-day year and the actual number of days elapsed.

6.	REPAYMENT OF THE LOAN

6.1.	Subject to the terms and conditions of this Agreement, the Company shall repay to the Lender the outstanding principal amount of the Loan, together with all accrued and unpaid Interest thereon, during the Loan Term or upon the expiration thereof; provided, however, that such repayment obligation shall in each case be subject to and conditioned upon the Company’s financial capacity and ability to make such repayment as it may exist from time to time.

6.2.	Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any payment on account of the Loan or the Interest if, in the reasonable good faith judgment of the Company’s board of directors or management, as applicable, and subject to the requirements of any applicable law, the making of such payment would (i) impair the Company’s ability to satisfy its obligations to third parties as they become due in the ordinary course of business; or (ii) conflict with or contravene the fiduciary duties of the Company’s directors or officers under applicable law.

6.3.	The Company shall have the right, exercisable at its sole and absolute discretion, to prepay the Loan, in whole or in part, at any time and from time to time, without premium, penalty, fee or any other additional payment of any kind.

6.4.	The timing and amount of each repayment of principal and Interest shall be determined by the Company, acting in good faith and in a commercially reasonable manner, taking into account the Company’s then-current cash flow position, outstanding liabilities and overall financial condition and repayment capacity.

7.	NO SECURITY

The Loan shall be unsecured and shall be made and accepted without collateral, without liens, pledges or encumbrances of any kind, and without personal or corporate guarantees. The Lender hereby acknowledges and agrees that the Lender shall have no recourse to any assets of the Company other than as an unsecured creditor.

8.	USE OF LOAN PROCEEDS

The proceeds of the Loan shall be applied and used by the Company solely for the purpose of financing its general corporate operations, working capital requirements and such other lawful corporate purposes as the Company’s board of directors may determine from time to time.

9.	CREDIT OF LOAN AGAINST FUTURE INVESTMENT

9.1.	In the event that the Company consummates a future equity or equity-linked investment round, including without limitation by way of a private investment in public equity (“PIPE”) or similar transaction (an “Investment Round”), in which the Lender elects to participate, then, subject to the receipt of all approvals required by applicable law and the Company’s governing documents, the then-outstanding principal amount of the Loan may, at the election of the Lender and with the consent of the Company, be credited to the Lender against the Lender’s obligation to contribute funds in such Investment Round.

9.2.	Any such crediting shall be effected by way of set-off of the outstanding principal amount of the Loan against the aggregate consideration payable by the Lender to the Company for the shares, securities or other instruments to be issued and allotted to the Lender in the Investment Round, all in accordance with and subject to the definitive terms of the Investment Round as finally determined and duly approved by the competent corporate organs of the Company.

9.3.	For the avoidance of doubt, (i) the number and class of shares, securities or other instruments to be issued and allotted to the Lender, (ii) the price per share or unit, (iii) the other material terms and conditions of such allotment, and (iv) the determination of whether accrued and unpaid Interest, if any, shall also be credited against the Lender’s investment obligation, shall in each case be determined solely in accordance with the final definitive terms of the Investment Round as lawfully approved by the Company’s board of directors and shareholders, as applicable. Nothing in this Agreement shall be construed as predetermining, guaranteeing or creating any right or expectation with respect to any of the terms of any Investment Round.

9.4.	In the event that (i) an Investment Round is not consummated, (ii) the Lender does not elect to participate in an Investment Round, or (iii) the approvals required by applicable law or the Company’s governing documents for the crediting, set-off and/or allotment are not obtained, then the Loan shall remain outstanding and in full force and effect as a conventional monetary loan obligation, and all provisions of this Agreement relating to the repayment of the Loan, including without limitation the provisions governing the repayment date, Interest and the Company’s repayment capacity, shall continue to apply in full.

9.5.	Each of the Company and the Lender hereby agrees to negotiate in good faith and to execute and deliver any and all additional documents, instruments, agreements and certificates as may reasonably be required or appropriate for the purpose of implementing and giving effect to the crediting, set-off and/or allotment contemplated by this Section; provided, however, that any such additional document shall be consistent with and shall not materially deviate from the definitive terms of the Investment Round as lawfully approved.

10.	APPROVALS

Each of the parties hereto represents, warrants and acknowledges that the execution, delivery and performance of this Agreement, as well as any crediting, set-off, conversion, allotment or other action contemplated hereunder, are and shall be subject to the receipt of all corporate, regulatory and other approvals required by applicable law, including without limitation the Israeli Companies Law, 5759-1999, and the Company’s articles of association.

11.	ASSIGNMENT OF RIGHTS

The Lender shall not assign, transfer, pledge, hypothecate or otherwise dispose of any of the Lender’s rights, interests or obligations under this Agreement, in whole or in part, without the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion. Any purported assignment in violation of this Section shall be null and void and of no force or effect.

12.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Israel, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the competent courts located in Tel Aviv-Jaffa, Israel, for the adjudication of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof.

13.	GENERAL PROVISIONS

13.1.	Entire Agreement. This Agreement, together with all exhibits, schedules and annexes hereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, discussions, correspondence, understandings, representations, warranties and agreements, whether written or oral, relating to such subject matter.

13.2.	Amendments. No amendment, modification, supplement or waiver of any provision of this Agreement shall be valid, binding or enforceable unless set forth in a written instrument duly executed by both parties hereto. No oral modification or waiver shall be effective under any circumstances.

13.3.	No Waiver. No failure, delay or omission by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies under this Agreement are cumulative and not exclusive of any other rights or remedies provided by law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

InterCure Ltd.	Mr. Alexander Rabinovitch

/s/ Amos Cohen	/s/ Alexander Rabinovitch